Registration Statement File No. 333-34036
                                                Filed pursuant to Rule 424(b)(3)


                         Supplement No. 2 to Prospectus
                              dated April 14, 2000
                                   relating to
                        1,994,778 shares of Common Stock

                                SYSCO CORPORATION

                  The Date of this Supplement is June 9, 2000



     This Supplement No. 2 serves to update the Prospectus of SYSCO Corporation ("SYSCO") dated April 14, 2000 for purposes of adding Goldman, Sachs & Co., University of Miami, United Research and Education Foundation, The Greater Travelers Rest Baptist Church, Inc. and Center for the Study of Young People In Groups as additional selling shareholders. Palmetto Partners Ltd., a current selling shareholder listed in the prospectus, pledged 268,711 shares of SYSCO common stock to Goldman, Sachs on May 4, 2000 and Donald R. Kendall, also a current selling shareholder listed in the prospectus, pledged 20,656 shares of SYSCO Common Stock to Goldman, Sachs on May 4, 2000. In addition, University of Miami, United Research and Education Foundation, The Greater Travelers Rest Baptist Church, Inc. and Center for the Study of Young People In Groups are donees of an aggregate of 22,207 shares of common stock from Mitt Parker, a current selling shareholder listed in the prospectus, in the following amounts:
University of Miami - 7,000 shares, United Research and Education Foundation - 7,000 shares, The Greater Travelers Rest Baptist Church, Inc. - 5,207 shares and Center for the Study of Young People In Groups - 3,000 shares. In respect thereof, the information in the Selling Shareholders table beginning on page 6 of the prospectus is updated to add the additional shareholders referenced above and to show the change in shares owned and offered by Palmetto Partners Ltd. and Donald R. Kendall as a result of pledge transactions and Mitt Parker as a result of the donative transfers.



This Supplement Is Part Of The Prospectus Dated April 14, 2000, As Supplemented On May 3, 2000, And Must Accompany The Prospectus Dated April 14, 2000 and Supplement No. 1 Dated May 3, 2000 To Satisfy Prospectus Delivery Requirements Under The Securities Act Of 1933.